RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          LYNCH INTERACTIVE CORPORATION


         Lynch  Interactive  Corporation  (the  "Corporation"),   a  corporation
organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the Corporation is Lynch Interactive Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State was August 16, 1996.

         2. This Restated Certificate of Incorporation restates, integrates and further amends the Certificate of Incorporation of the Corporation to read as herein set forth in full:

     FIRST: The name of the Corporation is Lynch Interactive Corporation.

     SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The Corporation shall have the authority to issue 10,000,000 shares of Common Stock, par value $0.0001 per share.

     FIFTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except in the case of (a) any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derives an improper personal benefit. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     SIXTH: Unless, and except to the extent that, the by-laws of the corporation shall so require, the election of directors of the Corporation need not be by written ballot.

     SEVENTH: The Corporation hereby confers the power to adopt, amend or repeal by-laws of the Corporation upon the directors.


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     EIGHTH:  The Corporation  reserves the right to amend,  alter,  change,  or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     NINTH: Each share of common stock (whether Class A or Class B) of the Corporation outstanding at the time this Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware shall automatically become one share of common stock, par value $0.0001 per share, of the Corporation at the tine this Restated Certificate of Incorporation is so filed.

     The Restated Certificate of Incorporation was duly adopted by unanimous written consent of the stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     IN  WITNESS  WHEREOF,   Lynch  Interactive   Corporation  has  caused  this
certificate to be signed by Robert E. Dolan, its President, and attested to by Robert A. Hurwich, its Secretary, this day of July, 1999.

ATTEST:                                         LYNCH INTERACTIVE CORPORATION



By:                                            By:
    Robert A. Hurwich                              Robert E. Dolan
    Secretary                                      President